BARDEN                                                     Exhibit 2.1
COMPANIES, INC.






February 14, 1995

Competitive Technologies, Inc.
(formerly known as University Patents, Inc.)
1465 Post Road East
P.O. Box 901
Westport, Connecticut  06881

Dear Sir:

Pursuant to Section 8 of the Purchase and Subscription Agreement, dated July 9, 1993, ("Agreement") by and among University Communications, Inc., a Delaware corporation ("UCI"), University Patents, Inc., a Delaware corporation now known as Competitive Technologies, Inc., and Barden Communications, Inc., a Michigan corporation, whose rights under and interest in the Agreement were assigned to Barden Companies, Inc., a Michigan corporation ("BCI") on October 18, 1994, BCI hereby exercises the Option (as defined in the Agreement) to purchase two million, three hundred-forty-seven thousand, one hundred and eighty (2,347,180) shares of Class B common stock of UCI.

Please find attached a certificate from UCI indicating the number of shares exercisable under the Option and a cashiers check in the amount of three million, two hundred-twenty-seven thousand, three hundred, seventy-two dollars and fifty cents ($3,227,372.50).

Sincerely,

Don H. Barden
Don H. Barden
President






         243 W. Congress, Suite 1000 - Detroit, MI 48226 - (313) 963-5010
                                 Fax: (313) 963-5274


                                           Exhibit 8.2


                                           CERTIFICATE



       Pursuant to a Purchase and Subscription Agreement by and among University Communications, Inc. ("UCI"), Competitive Technologies, Inc. ("CTI", formerly named University Patents, Inc.) and Barden Companies, Inc. (Purchaser) dated July 9, 1993, UCI certifies that, as of February 2, 1995:

       A.      The number of outstanding shares of
               UCI common stock is:                                 5,492,730

       B.      The number of outstanding shares
               multiplied by 50.1% (A x 50.1%) is:                  2,751,858

       C.      The number of shares currently held
               by Purchaser is:                                       404,678

       D.      The number of shares to be acquired from
               CTI upon option exercise such that
               Purchaser will hold 50.1% of the
               outstanding shares of common stock of
               UCI (B - C) is:                                      2,347,180


       IN WITNESS WHEREOF, this Certificate has been duly executed by a duly authorized officer of UCI as of February 2, 1995.




                      UNIVERSITY COMMUNICATIONS, INC.



                      By:    Kirtland C. Gardner
                      Its:   President

SUBSCRIBED & SWORN TO ME
THIS 2ND DAY OF FEBRUARY, 1995


 Patricia M. Leischow
 Notary Public

My Commission Expires June 6, 1997